Winthrop Realty Trust TRADED: NYSE: FUR 7 Bulfinch Place, Suite 500 Boston, MA 02114

Contact at Winthrop Realty Trust
Beverly Bergman
Investor or Media Inquiries
Phone: (617) 570-4614; e-mail: bbergman@firstwinthrop.com

FOR IMMEDIATE RELEASE
October 14, 2009

WINTHROP REALTY TRUST ANNOUNCES SHAREHOLDER RIGHTS OFFERING AND PREFERRED SHARE CONVERSION OFFER

FOR IMMEDIATE RELEASE – BOSTON, October 14/PRNewswire-FirstCall/ -- Winthrop Realty Trust (NYSE:FUR) announced today that it will be distributing on or about October 23, 2009 non-transferable subscription rights to subscribe for and purchase up to an aggregate of 4,974,911 of its Common Shares of Beneficial Interest (“Common Shares”) at price of $9.05 per share  to holders of record at the close of the market on October 22, 2009 of its Common Shares and holders of its Series B-1 Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest (“Series B-1 Preferred Shares”).  The Company also announced that it has provided to holders of its Series B-1 Preferred Shares the option to convert all or any portion of their Series B-1 Preferred Shares for an equivalent number of newly issued Series C Preferred Shares.

The Rights Offering

Pursuant to the rights offering, each shareholder will receive one basic subscription right for every three and one-half Common Shares owned, or in the case of Series B-1 Preferred Shares, one basic subscription right for every three and one-half Common Shares issuable upon conversion of such Series B-1 Preferred Shares, as of the record date.  Each basic subscription right will entitle the holder to purchase one Common Share.  Shareholders who exercise their rights in full will also be entitled to purchase additional Common Shares pursuant to an oversubscription right to the extent holders do not fully subscribe for their basic subscription rights.  The Common Shares will trade ex-rights on the second trading day prior to the record date.  Shareholders will be able to exercise their rights to purchase Common Shares in the rights offering until November 19, 2009, unless extended for a period not to exceed 30 business days.  If an exercise of rights would result in a shareholder receiving fractional shares, the number of shares issued to such shareholder upon exercise of rights will be rounded down to the nearest whole number.

The executive officers of the Company, together with affiliates of FUR Advisors, the Company’s external advisor, have indicated that they will subscribe for a minimum of 500,000 Common Shares of which 225,000 shares are allocable to Michael L. Ashner, the Company’s Chairman and Chief Executive Officer.  In addition, the Company has granted an ownership waiver to Fairholme Capital Management, L.L.C. on behalf of its investment advisory clients and affiliates, an affiliate of Bruce R. Berkowitz, our former trustee, which permits Fairholme to acquire up to 24% in the aggregate of our outstanding Common Shares on a fully diluted basis.

Winthrop Realty Trust TRADED: NYSE: FUR 7 Bulfinch Place, Suite 500 Boston, MA 02114

The Company currently has 15,861,231 Common Shares outstanding and will have 20,836,142 Common Shares outstanding following completion of the rights offering assuming the offering is fully subscribed, exclusive of Common Shares to be issued in October under the Company’s dividend reinvestment plan.  Assuming conversion of all of the Series B -1 Preferred Shares at their present exercise price of $22.50, the Company would have 17,412,187 Common Shares outstanding and will have 22,387,098 Common Shares outstanding following completion of the rights offering assuming the offering is fully subscribed and without giving effect to the conversion of any Series B-1 Preferred Shares into Series C Preferred Shares as described below.  Assuming conversion of all of the Series B-1 Preferred Shares into Series C Preferred Shares in connection with the conversion offer described below and subsequent conversion of all Series C Preferred Shares at the initial exercise price of $14.00, the Company would have 23,328,998 Common Shares outstanding following completion of the rights offering assuming the offering is fully subscribed.

The Company reserves the right to cancel or terminate the rights offering at any time prior to the expiration of the rights offering.

The Company intends to use the proceeds of the rights offering for general corporate purposes, which include the acquisition of additional investments.

A prospectus supplement relating to the subscription rights and the Common Shares underlying the rights has been filed with the Securities and Exchange Commission.  A copy of the prospectus supplement relating to the rights offering meeting the requirements of Section 10 of the Securities Act of 1933 and additional materials relating to the rights offering will be mailed to shareholders of the Company shortly after the record date.  Shareholders may also obtain a copy of the prospectus supplement from the Information Agent for the offering, c/o MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10066, (800) 322-2885.

The Preferred Share Conversion Offer

The Company has provided its holders of its Series B-1 Preferred Shares the option to convert all or any portion of their Series B-1 Preferred Shares into an equivalent number of newly issuable Series C Preferred Shares.  The option is presently scheduled to expire on October 28, 2009 and the Company expects to issue the Series C Preferred Shares, if any, on or about November 1, 2009.  The Company has reserved the right to cancel or terminate the Preferred Share Conversion Offer at any time prior to October 28, 2009.  The dividend rate, liquidation value and redemption date of the Series C Preferred Shares are the same as the Series B-1 Preferred Shares.  Among other differences between the Series C Preferred Shares and the Series B-1 Preferred Shares, the terms of the Series C Preferred Shares permit the Company to issue additional preferred shares which are on par with the Series C Preferred Shares, subject to certain limitations, without the consent of the holders of the Series C Preferred Shares.  Presently, the Company is not permitted to issue additional preferred shares which are on par with the Series B-1 Preferred Shares.  Additionally, the initial conversion price of the Series C Preferred Shares will be $14.00, which is a reduction from the $22.50 conversion price on the Series B-1 Preferred Shares.  As a result, each Series C Preferred Share will initially be convertible into 1.786 Common Shares as compared to the each Series B-1 Preferred Share which is presently convertible into 1.111 Common Shares.

Winthrop Realty Trust TRADED: NYSE: FUR 7 Bulfinch Place, Suite 500 Boston, MA 02114

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities discussed herein, and there shall not be any offer, solicitation or sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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Winthrop Realty Trust is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.  Additional information on Winthrop Realty Trust is available on its Web site at www.winthropreit.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described.  These are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports.  Further information relating to the Company’s financial position, results of operations, and investor information is contained in the Company’s annual and quarterly reports filed with the SEC and available for download at its website www.winthropreit.com or at the SEC website www.sec.gov.